BUSINESS MANAGEMENT AGREEMENT BETWEEN
                           FRANKLIN VALUEMARK FUNDS
               (TEMPLETON INTERNATIONAL SMALLER COMPANIES FUND)
                                      AND
                       TEMPLETON GLOBAL INVESTORS, INC.


            AGREEMENT dated as of _______________, 1996, between Franklin Valuemark Funds, a Massachusetts business trust (the "Trust"), on behalf of the Templeton International Smaller Companies Fund (the "Fund"), a separate series of the Trust, and Templeton Global Investors, Inc. ("TGI").

            In consideration of the mutual promises herein made, the parties hereby agree as follows:

            (1) TGI agrees, during the life of this Agreement, to be responsible for:

            (a) providing office space, telephone, office equipment and supplies for the Fund;

            (b) paying compensation of the Fund's officers for services rendered as such;

            (c) authorizing expenditures and approving bills for payment on behalf of the Fund;

            (d) supervising preparation of annual and semiannual reports to Shareholders, notices of dividends, capital gains distributions and tax credits, and attending to routine correspondence and other communications with individual Shareholders;

            (e) daily pricing of the Fund's investment portfolio and preparing and supervising publication of daily quotations of the bid and asked prices of the Fund's Shares, earnings reports and other financial data;

            (f) monitoring relationships with organizations serving the Fund, including custodians, transfer agents and printers;

            (g)   providing trading desk facilities for the Fund;

                        (h) supervising compliance by the Fund with recordkeeping requirements under the Investment Company Act of 1940 (the "1940 Act") and the rules and regulations thereunder, supervising compliance with recordkeeping requirements imposed by state laws or regulations, and maintaining books and records for the Fund (other than those maintained by the custodian and transfer agent);

                        (i) preparing and filing of tax reports including the Fund's income tax returns, and monitoring the Fund's compliance with subchapter M of the Internal Revenue Code, provisions of the Code applicable to insurance company separate accounts, and other applicable tax laws and regulations;

                        (j) monitoring the Fund's compliance with: the 1940 Act and rules and regulations thereunder, state laws and regulations applicable to the operation of investment companies funding variable insurance products, the Fund's investment objectives and policies, and Codes of Ethics and other policies adopted by the Fund's Board of Trustees or by the Adviser and applicable to the Fund; and

                        (k) providing executive, clerical and secretarial personnel needed to carry out the above responsibilities.

            (2) The Trust agrees, during the life of this Agreement, to pay to TGI as compensation for the foregoing a monthly fee equal on an annual basis to 0.15% of the first $200 million of the average daily net assets of the Fund during the month preceding each payment, reduced as follows: on such net assets in excess of $200 million up to $700 million, a monthly fee equal on an annual basis to 0.135%; on such net assets in excess of $700 million up to $1.2 billion, a monthly fee equal on an annual basis to 0.10%; and on such net assets in excess of $1.2 billion, a monthly fee equal on an annual basis to 0.075%.

            (3) This Agreement shall remain in full force and effect through April 30, 1997 and thereafter from year to year to the extent continuance is approved annually by the Board of Trustees of the Trust.

            (4) This Agreement may be terminated by the Trust at any time on sixty (60) days' written notice without payment of penalty, provided that such termination by the Trust shall be directed or approved by the vote of a majority of the Trustees of the Trust in office at the time or by the vote of a majority of the outstanding voting securities of the Trust (as defined by the 1940 Act); and shall automatically and immediately terminate in the event of its assignment (as defined by the 1940 Act).

            (5) In the absence of willful misfeasance, bad faith or gross negligence on the part of TGI, or of reckless disregard of its duties and obligations hereunder, TGI shall not be subject to liability for any act or omission in the course of, or connected with, rendering services hereunder.








            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers and their respective corporate seals to be hereunto duly affixed and attested.

                              FRANKLIN VALUEMARK FUNDS



                              By:





                              TEMPLETON GLOBAL INVESTORS, INC.



                              By: